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                        HARTE-HANKS COMMUNICATIONS, INC.
                       1994 EMPLOYEE STOCK PURCHASE PLAN

1.   PURPOSE AND EFFECT OF PLAN.

     The purpose of the 1994 Employee Stock Purchase Plan (the "Stock Purchase Plan" or the "Plan") is to secure for Harte-Hanks Communications, Inc., a Delaware corporation (the "Company"), and its stockholders the benefits of the incentive inherent in the ownership of the Company's capital stock by employees of the Company and its subsidiaries. The Stock Purchase Plan is intended to comply with the provisions of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Plan shall be administered, interpreted, and construed in accordance with such provisions.

2.   SHARES RESERVED FOR THE PLAN.

     There shall be reserved for issuance to and purchase by employees under the Stock Purchase Plan an aggregate of 300,000 shares of Common Stock, $1.00 par value per share, of the Company ("Common Stock"), subject to adjustment as provided in Section 12. Shares subject to the Plan may be shares now or hereafter authorized but unissued or shares that were once issued and subsequently reacquired by the Company. If and to the extent that any right to purchase reserved shares shall not be exercised by any employee for any reason or if such right to purchase shall terminate as provided herein, such shares which have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but such unpurchased shares shall not be deemed to increase the aggregate number of shares specified above to be reserved for purposes of the Plan (subject to adjustment as provided in Section 12).

3.   ADMINISTRATION OF THE PLAN.

     The Stock Purchase Plan shall be administered, at the expense of the Company, by a committee appointed by the Board of Directors, which shall be designated as the Employee Stock Purchase Plan Committee (the "Committee"), consisting of not less than three members, who shall serve at the pleasure of the Board of Directors. The Committee shall select one of its members as chairman and shall hold meetings at such times and places as it may determine. The Committee may request advice or assistance or employ such persons as are necessary for proper administration of the Plan. Subject to the express provisions of the Plan, the Committee shall have the discretionary authority to interpret the Plan, to supply omissions or correct errors in the Plan, to prescribe, amend and rescind rules and regulations relating to it, to make equitable adjustments for any mistakes made in the administration of the Plan, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons unless otherwise determined by the Board of Directors. A quorum of the Committee shall consist of a majority of its members and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present or without a meeting by a written consent to their action taken signed by all members of the Committee.





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4.   ELIGIBLE EMPLOYEES.

     All present and future employees of the Company, its present and future domestic subsidiaries and such of its present or future foreign subsidiaries as may be designated from time to time by the Committee, shall be eligible to participate in the Stock Purchase Plan, provided each of such employees:

          (a) is not an officer of the Company who is a "highly compensated employee" as defined in Section 414(q) of the Code,

          (b) has been employed by the Company and/or any of its subsidiaries (or any predecessor thereof) since the June 30 immediately preceding the Anniversary Date, as hereinafter defined,

          (c) has customary employment of a minimum of 20 hours per week during at least five months of the year, and

          (d) does not own, immediately after the right is granted, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of capital stock of the Company or of any subsidiary company.

     In determining whether a corporation is a subsidiary, the rules of Section 424(f) of the Code shall be followed and in determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee. Employees eligible to participate in the Stock Purchase Plan pursuant to the provisions of this Section 4 are hereinafter referred to as "Eligible Employees".

5.   ELECTION TO PARTICIPATE.

     Each Eligible Employee, at the effective date of the Stock Purchase Plan and at August 1 in each calendar year after the calendar year which includes the effective date (each such August 1 being referred to as the "Anniversary Date"), may participate in the Plan by filing with the Committee prior to such effective date or Anniversary Date, as the case may be, an Enrollment Form authorizing specified regular payroll deductions (in any whole percent from one percent (1%) through ten percent (10%)) over the following twelve (12) month period not to exceed, in total amount over such period, ten percent (10%) of his or her base compensation. Base compensation is gross compensation actually paid for the pay period, excluding all bonuses, severance pay, any extraordinary pay, expense allowances/ reimbursements, moving expenses and income from restricted stock or stock option awards. Employees who so elect to participate in the Plan are referred to herein as "Participating Employees". Payroll deductions for each Participating Employee shall be made regularly during the period of one year commencing on the effective date of the Plan or Anniversary Date thereof, as the case may be (the "Purchase Period"), by the Company and shall be credited to an account which the Company shall establish in the name of each





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participant (the "Payroll Deduction Account"). A Participating Employee may at
any time withdraw the entire balance accumulated in his or her Payroll Deduction Account and thereby cease to be a Participating Employee in the Plan until the following Anniversary Date of the Plan. A Participating Employee may at any time during the Purchase Period (but not more than once) decrease his or her payroll deduction, but not to less than one percent (1%), by filing a new Enrollment Form which shall become effective on the following payroll date, or as soon thereafter as practicable. All funds in Payroll Deduction Accounts may be used by the Company for any corporate purpose. Payroll Deduction Accounts are not credited with interest.

6.   LIMITATION OF NUMBER OF SHARES WHICH AN EMPLOYEE MAY PURCHASE.

     No right to purchase shares under this Stock Purchase Plan shall permit an employee to purchase stock under all employee stock purchase plans of the Company and its subsidiaries at a rate which exceeds $25,000 of fair market value of such stock (determined at the time the right is granted) for any calendar year in which the right is outstanding.

7.   PURCHASE PRICE.

     The purchase price for each share of Common Stock shall be eighty-five percent (85%) of the fair market value of such share on the Investment Date, as defined in Section 8.

     "Fair market value" shall be determined by the Committee by any fair and reasonable means, including if the Common Stock is listed for trading on a national securities exchange, the mean of the high and low sales prices on such exchange on the date in question, or if the Common Stock shall not have been traded on such exchange on such date, the mean of the high and low sales prices on such exchange on the first day prior thereto on which the Common Stock was traded.

8.   METHOD OF PAYMENT.

     As of the last business day in October, January, April and July during the life of the Plan (each of such dates being known as an "Investment Date"), each Participating Employee shall have the right to purchase the number of whole shares of Common Stock determined by dividing the amount of the balance in his or her Payroll Deduction Account by the purchase price as determined in Section
7. Each Participating Employee having funds in his or her Payroll Deduction Account on an Investment Date shall be deemed, without any further action, to have purchased with the funds in such account the number of whole shares which such Participating Employee has the right to purchase at the purchase price on that Investment Date. A certificate or certificates representing such shares shall be issued promptly to the Participating Employee. Any amount remaining in a Participating Employee's Payroll Deduction Account at the end of any Purchase Period shall be retained in his or her Payroll Deduction Account for use in purchasing shares of Common Stock on subsequent Investment Dates or refunded to the Participating Employee if for any reason





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he or she ceases to participate in the Plan.

9.   REGISTRATION OF CERTIFICATES.

     Stock certificates may be registered only in the name of the employee.

10.  RIGHTS AS A STOCKHOLDER.

     When a Participating Employee's Payroll Deduction Account shall be charged with the amount of the purchase price of stock, he shall immediately thereupon have all of the rights or privileges of a stockholder of the Company with respect to shares purchased under the Plan, whether or not certificates representing the purchased shares shall have been issued.

11.  RIGHTS NOT TRANSFERABLE.

     Rights under the Plan are not transferable by a Participating Employee and are exercisable only by the Participating Employee.

12.  ADJUSTMENT IN CASE OF CHANGES AFFECTING THE COMPANY'S STOCK.

     In the event of a subdivision of outstanding shares of Common Stock, or the payment of a stock dividend thereon, the number of shares reserved or authorized to be reserved under this Stock Purchase Plan shall be increased proportionately, and such other adjustment shall be made as may be deemed necessary or equitable by the Board of Directors. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event, subject to the limitations of Section 424 of the Code.

13.  RETIREMENT, TERMINATION AND DEATH.

     In the event of a Participating Employee's retirement or termination of employment, the amount in his or her Payroll Deduction Account shall be refunded to such Participating Employee or, in the event of his or her death, shall be paid to his or her surviving spouse; or, if there is no surviving spouse, to the person or persons properly designated as his or her beneficiary(ies) under the Company's group term life insurance program; or, if there is no such beneficiary surviving, the Committee, in its sole discretion, may direct payment to the deceased Participating Employee's estate or to one or more of his or her surviving family members.

14.  AMENDMENT OF THE PLAN.

     The Board of Directors may at any time, or from time to time, amend the Plan in any respect, except that, without the approval of the holders of a majority of the shares of Common Stock of the Company voting thereon, no amendment shall be made (a) increasing





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or decreasing the number of shares to be reserved under the Plan (other than as provided in Section 12) or (b) altering the eligibility criteria for participation in the Plan.

15.  TERMINATION OF THE PLAN.

     The Plan and all rights of employees hereunder shall terminate:

          (a) on any Investment Date when Participating Employees become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase; or

          (b) at any time, at the discretion of the Board of Directors, after the completion of any Purchase Period.

     In the event that the Plan terminates under circumstances described at (a) above, reserved shares remaining as of the termination date shall be issued to Participating Employees in proportion to the balances in the Payroll Deduction Accounts of such employees. Upon termination of the Plan, all amounts held in the Payroll Deduction Accounts shall, to the extent not used to purchase shares of the Common Stock, be refunded to the Participating Employee entitled thereto.

16.  EFFECTIVE DATE OF PLAN.

     The Plan shall become effective the latest of (a) August 1, 1994, (b) the date on which stockholders' approval is obtained and (c) the date on which a Registration Statement under the Securities Act of 1933, as amended, covering the shares to be issued under the Plan becomes effective.

17.  GOVERNMENTAL AND OTHER REGULATIONS.

     The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Company's obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable Federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

18.  INDEMNIFICATION OF COMMITTEE.

     Members of the Committee shall be indemnified and entitled to reimbursement of expenses pursuant to the Company's Certificate of Incorporation and bylaws to the same extent as if they were directors of the Company.

19.  LISTING OF SHARES AND RELATED MATTERS.

     If at any time the Board of Directors or the Committee shall determine, based on





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opinion of counsel, that the listing, registration or qualification of the shares covered by the Plan upon any national securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the sale of purchase of shares under the Plan, no shares will be sold, issued or delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to counsel.

20.  THIRD PARTY BENEFICIARIES.

     None of the provisions of the Plan shall be for the benefit of or enforceable by any creditor of a Participating Employee or any other third party. A Participating Employee may not create a lien, encumbrance or assignment on any portion of the cash balance accumulated in his or her Payroll Deduction Account or on any shares covered by a right to purchase before a stock certificate for such shares is issued for his or her benefit.

21.  GENERAL PROVISIONS.

     The Plan shall neither impose any obligation on the Company or on any parent or subsidiary corporation to continue the employment of any Participating Employee, nor in any way limit or restrict the right of the Company or any parent or subsidiary to discharge any Participating Employee or to change his or her position or compensation. For purposes of the Plan, an employment relationship shall be deemed to exist between an individual and a corporation if, at the time of the determination, the individual is an "employee" of such corporation within the meaning of Section 423(a)(2) of the Code and the regulations and rulings interpreting such Section. For purposes of the Plan, the transfer of a Participating Employee from employment with the Company to employment with a parent or subsidiary of the Company, or vice versa, shall not be deemed a termination of employment of the Participating Employee. Subject to the specific terms of the Plan, all Participating Employees granted rights to purchase shares hereunder shall have the same rights and privileges.

22.  GOVERNING LAW.

     The Plan and rights to purchase shares that may be granted hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to principles of conflicts of laws.





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